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                                                                    Exhibit 99.1

                                    CONSENT
                                       OF
               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


     We hereby consent to the use of our opinion letter dated October 14, 2004 to the Board of Directors of United National Group, Ltd. included as Appendix C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of a newly formed wholly owned subsidiary of United National Group, Ltd. with and into Penn-America Group, Inc. and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary -- Opinions of Financial Advisors -- United National Group," "The Merger -- Background of the Merger," "The Merger -- United National Group Reasons for the Merger," "The Merger -- Opinion of Financial Advisor to the United National Group Board of Directors" and "Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                     INCORPORATED


                                        By: /s/ JOSEPH E. (JEFF) CONSOLINO
                                           -------------------------------
                                           Joseph E. (Jeff) Consolino